                                LICENSE AGREEMENT

          THIS AGREEMENT is made and entered into effective 7/31/01 ("Effective
Date") by and between PRIMEDIA Magazines, Inc., a corporation organized under the laws of the State of Delaware, with its principal place of business at 200
Madison Avenue, New York, NY 10016 and PRIMEDIA Magazines Finance, Inc.
(hereinafter collectively referred to as "OWNER") and Famous Fixins [Inc.] a corporation organized under the laws of New York, with its principal place of business at 250 West 57th Street, Suite 1112, New York, NY 10107 (hereinafter referred to as "LICENSEE"). The parties hereby agree as follows:

1.        DEFINITIONS

1.1.      LICENSED ARTICLES mean each of the articles of merchandise or products, and their packaging or component parts bearing the PROPERTY as set forth in EXHIBIT 1.

1.2.      PROPERTY means the names, symbols, designs, logos, artwork, copyrights, trade dress and trademarks set forth in SCHEDULE A.

1.3.      LICENSED TERRITORY means the country or countries set forth in EXHIBIT
          2.

1.4.      NET SALES means gross invoice price billed to RETAIL customers less actual quantity discounts, actual returns and separately listed applicable taxes and shipping/handling costs. Quantity discounts and actual returns are limited in the aggregate to five percent (5%) of the total of the regular list price for all of the LICENSED ARTICLES sold during each calendar year. No deduction shall be taken for cash discounts, early payment discounts, year-end rebates, costs incurred in manufacturing, selling, distributing, advertising (including cooperative and promotional allowances), uncollectible accounts, commissions, or any other amounts.

1.5.      RETAIL means sales through conventional channels of distribution, in
          LICENSEE's industry, to the ultimate consumer, as set forth on EXHIBIT
          9; provided that respect to any sales by LICENSEE or any of its distributors set forth in EXHIBIT 9, including but not limited to online sales and catalog sales, LICENSEE agrees that it shall itself and that it shall cause any and all of its distributors to (1) ship
          LICENSED ARTICLES only to customers residing or located within the
          LICENSED TERRITORY and (ii) comply with this Agreement, including but not limited to Section 3.12.

1.6.      MINIMUM ROYALTIES means the minimum guaranteed royalties payable to
          OWNER in accordance with the schedule set forth in EXHIBIT 6.

1.7.      ROYALTY PAYMENTS mean the total NET SALES of all LICENSED ARTICLES sold during the preceding calendar year

1.8.      ROYALTY RATE means the percentage of NET SALES to be paid by LICENSEE to OWNER.

1.9.      SECONDS mean merchantable LICENSED ARTICLES not suitable for sale at list price because they contain minor production or material flaws not affecting proper usage of the PROPERTY or the LICENSED ARTICLE.

1.10      PREMIUMS mean any product sold at cost or near cost, given away for free or otherwise used for tile purpose of increasing the sale, promoting, or publicizing any other product, or any service, including but not limited to incentives for sales forces, trade and consumer promotions and incentives for fundraising.

2.        GRANT OF LICENSE.

2.1. NON-EXCLUSIVE LICENSE. OWNER hereby grants to LICENSEE a non-exclusive license to use the PROPERTY in the TERRITORY solely upon or in connection with
LICENSED ARTICLES pursuant to the terms and conditions of this Agreement.

2.2. TERM. The term of the license granted by this Agreement shall be for the period set forth on EXHIBIT 3, unless sooner terminated in accordance with the provisions hereof. For purposes of this Agreement, the term of this license shall be divided into two annual period(s) which shall be as follows: the first annual period shall extend from the Effective Date through December 31, 2002, the second annual period shall extend from January 1, 2003 through December 31,
2003.

2.4. LIMITATIONS ON LICENSE. No license is granted hereunder for the use of the
PROPERTY for any purpose other than upon or in connection with the LICENSED
ARTICLES. No license is granted hereunder for the manufacture, sale or distribution of LICENSED ARTICLES to be used as PREMIUMS in combination sales, or to be disposed of under similar methods of merchandising.

3.        ROYALTIES, MINUMUM GUARANTEES, REPORTS AND PAYMENTS. DISTRIBUTION, AND
          MARKETING AND SALE TO OWNER

3.1. ROYALTY RATES. LICENSEE agrees that it will pay to OWNER an amount equal to the percentage set forth on EXHIBIT 4 of all NET SALES of LICENSED ARTICLES made during the TERM of this Agreement an during any period of extension or renewal.
In no event shall the royalty per unit sold be less than $.092 and LICENSEE shall be obligated to pay such amount for all units distributed, including without limitation, those distributed as PREMIUMS in the event OWNER authorizes in writing the distribution of PREMIUMS. All sales made on a letter of credit or
F.O.B. basis shall be at 140% of the ROYALTY RATE set forth herein. ROYALTY
PAYMENTS shall be sent and made payable to PRIMEDIA Enterprises, Inc., in accordance with Paragraph 3.7.

3.2. ADVANCE PAYMENT. Upon execution of this Agreement by OWNER, LICENSEE will pay OWNER the amount set forth on EXHIBIT 5 as a non-refundable advance payment to be credited against ROYALTY PAYMENTS to become due during the initial term hereof Such advance payment shall be sent and made payable to PRIMEDIA
Enterprises, Inc., in accordance with Paragraph 3.7.

3.3. MINIMUM ROYALTIES. LICENSEE agrees to pay OWNER the guaranteed MINIMUM
ROYALTY PAYMENTS set forth on EXHIBIT 6, according to the payment schedule set forth therein. Guaranteed MINIMUM ROYALTY PAYMENTS shall be applied only against the period they relate to and shall not be applicable to any other period.

          The MINIMUM ROYALTY PAYMENTS set forth in this Paragraph are obligations of LICENSEE to OWNER and are fully earned by OWNER upon execution of this Agreement. If such MINIMUM ROYALTY PAYMENTS are not achieved as set forth in each annual period the difference between such minimum ROYALTY PAYMENTS and the actual ROYALTY PAYMENTS for each annual period shall be paid to OWNER within thirty (30) days from the end of each annual period.

          If this Agreement is terminated by OWNER because of any breach by
LICENSEE, all of the MINIMUM ROYALTY PAYMENTS set forth in this section shall be deemed to be fully earned and shall be paid to OWNER within thirty (30) days from the effective date of any such termination.

3.4. MINIMUM NET SALES. LICENSEE shall maintain minimum sales of LICENSED
ARTICLES in each annual period as set forth on EXHIBIT 7.

3.5. ROYALTY REPORT FORM. All ROYALTY REPORTS shall be in the form of SCHEDULE B
("ROYALTY REPORT"), or a substantially similar alternative format approved by
OWNER and shall be submitted for each territory of the LICENSED TERRITORY.
LICENSEE agrees that OWNER shall have the tight, at its sole discretion, upon thirty (30) days advance written notice to LICENSEE, to change the form of the
ROYALTY REPORT. Such change of the form of the ROYALTY REPORT may include an electronic form to be provided to OWNER.

3.6. REPORTS AND PAYMENTS. Within thirty (30) days from the end of each calendar quarter, LICENSEE shall furnish ROYALTY REPORTS and make corresponding ROYALTY
PAYMENTS to OWNER, in U.S. Dollars at LICENSEE's sole expense. ROYALTY REPORTS shall be furnished to OWNER whether or not any LICENSED ARTICLES have sold and whether or not royalties are due and payable for the calendar quarter.

3.7. METHOD OF PAYMENT. All ROYALTY PAYMENTS, other payments and any applicable interest shall be made payable to "PRIMEDIA Enterprises, Inc.", by check paid on behalf of OWNER, to:

                       PRIMEDIA Enterprises, Inc.
                       2400 East Katella Avenue
                       7th Floor
                       Anaheim,  CA 92806

Written confirmation of all ROYALTY REPORTS and any other reports of payments as required by this Agreement shall be signed by LICENSEE's authorized officer and certified as accurate, and shall be sent to PRIMEDIA Enterprises, Inc. at above address, to the attention of Holly Royer (telephone: 714-769-2302, telecopy:
714-769-2320) by express delivery on or before the due date.

          If any inconsistencies or mistakes are discovered in such ROYALTY
REPORT or payments. they shall immediately, be rectified and the appropriate payment made by LICENSEE if an underpayment was made. or set off against
LICENSEE's next ROYALTY PAYMENT and/or other payment to OWNER if any overpayment was made by LICENSEE.

3.8. SALES TO AFFILIATED ENTITIES. All sales to third parties shall be made on an arm's length basis. Sales to LICENSEE's affiliates shall be at a price no less favorable to OWNER than the price which LICENSEE would receive from an unaffiliated third party. For the purposes of calculation of royalties hereunder, sales to affiliated entities shall be calculated as if such sales were made to an unaffiliated third party.

3.9. INTEREST DUE ON ALL PAST DUE AMOUNTS. Any past due amount by LICENSEE whether due pursuant to this Paragraph or any other Paragraph of this Agreement shall bear interest at the then current prime rate plus five percent (5%) per annum as quoted by Citibank, New York, N.Y., United States of America, which is applicable from the due date until the date of payment.

3.10. CONVERSION INTO DOLLARS AND MISCELLANEOUS PROVISIONS.
(for contracts covering Countries outside U.S.)

          LICENSEE agrees that all currency conversions into U.S. dollars for sales made outside the U.S. in currency other than U.S. dollars shall be made by utilizing the exchange rate in effect on the last day of the period royalties are due as reported in The Wall Street Journal.

          The cost of conversion of all local currencies into U.S. dollars shall be the sole expense of LICENSEE. Any cost of conversion built into a bank's exchange rate must be accounted for with a corresponding, increase in the amount being, converted so that all the costs of conversion of all local currencies into U.S. dollars shall be the sole expense of LICENSEE.

          LICENSEE shall withhold as taxes on all payments to be made to OWNER only such amounts as are absolutely required to be withheld by law in the country from which payment is being made. LICENSEE shall submit to OWNER originals of the remittance voucher and the official receipt evidencing the payment of the corresponding taxes. LICENSEE shall fully cooperate with OWNER and provide such information and records as OWNER may require in connection with any application by OWNER to the tax authorities in any country of the LICENSED
TERRITORY and/or the United States of America including but not limited to, the obtaining of a credit for any withholding tax paid in the LICENSED TERRITORY or any country from which ROYALTY PAYMENTS and any other payments are being' made by LICENSEE to OWNER pursuant to this Agreement.

3.11. BUSINESS PLAN. At or prior to signing, to the extent applicable LICENSEE shall provide OWNER a written business plan detailing information including, but not limited to, LICENSEE's product development plans, advertising, merchandising and promotional activities and breakdown of sales by accounts. Upon thirty (30)
days from OWNER's written request, LICENSEE shall provide OWNER with an updated business plan detailing such information.

3.12. DISTRIBUTION AND MARKETING OF LICENSED ARTICLES. This license is granted only for sale in the channels of distribution set forth on EXHEBIT 9. LICENSEE recognizes that the PROPERTY has a reputation for high quality products, that the distribution, sale and marketing of LICENSED ARTICLES might affect the reputation of the PROPERTY, and that the distribution, sale and marketing of the
LICENSED ARTICLES is subject to the approval and control of OWNER who, notwithstanding prior approval of certain distribution, sale and/or marketing channels, at its sole discretion and subject to applicable laws, regulations and other standards as set forth in Sections 6.1 and 10.1, may restrict or limit the distribution, sale and/or marketing of the LICENSED ARTICLES to certain channels or means of distribution, sale and/or marketing.

3.13. D1STRIBUTION TO OWNER. OWNER may purchase the LICENSED ARTICLES at manufacturer's cost plus twenty percent (20%), but in no event shall these costs exceed the wholesale costs; it being understood that on sales made to OWNER, no
ROYALTY PAYMENTS shall be owed to OWNER. In such instance the LICENSED ARTICLES may be used only as promotional giveaways or for OWNER's employees and advertisers. Alternatively, OWNER may purchase the LICENSED ARTICLES at
LICENSEE's wholesale price, as provided to LICENSEE's best customers, for resale through OWNER's proprietary distribution channels. LICENSEE shall provide to
OWNER, at no cost to OVRNER, twelve (12) production samples of each finished product.

          For the TERM, LICENSEE agrees to treat OWNER as its most favored customer. In accordance with such treatment, LICENSEE represents that all of the prices, terms and benefits granted by LICENSEE hereunder are comparable to or better than the equivalent terms being offered by it to any other customer of
LICENSEE. If during the term of this Agreement, LICENSEE shall enter into arrangements with other customers providing such customers more favorable terms, this Agreement shall thereupon be deemed amended to provide the same terms to this Agreement with OWNER.

4. RECORDS, AUDIT AND AUDITOR'S CERTIFICATION

4.1. RECORDS. During the TERM of this Agreement and for at least three (3) years thereafter, LICENSEE shall keep in its possession or under its control accurate records covering all transactions relating to this Agreement. Records shall include, but not be limited to, invoices, correspondence. Financial information, inventory records, manufacturing, quality control and approvals. LICENSEE shall consistently use a separate symbol or number to identify all LICENSED ARTICLES.

4.2. AUDIT. During the TERM of this Agreement and for at least three (3) years thereafter, OWNER shall have the right to conduct an audit and make copies of all records listed in Paragraph 4.1 above. and to make a physical inventory count of LICENSED ARTICLES in production and/or storage. If the audit reveals a royalty underpayment of three percent (3%) or more or if three percent (3%) or more of LICENSED ARTICLES were sold during the audit period without final approval. LICENSEE agrees to reimburse OWNER for all of its out-of-pocket costs and expenses of the audit. OWNER shall invoice LICENSEE and LICENSEE shall pay such invoice within thirty (30) days.

          Audits may be performed by OWNER's own employees and/or its designated independent auditor, all of whom shall hold LICENSEE's audit information in confidence, pursuant to Paragraph 12. Audit information shall only be used for purposes of this Agreement, unless used to judicially enforce obligations of
LICENSEE.

5. APPROVALS.

5.1. APPROVAL PROCESS.  LICENSEE, at its expense, shall submit to OWNER all items including, but not limited to, products, packaging, labeling, point of sale materials, trade show displays, sales materials and advertising bearing the
PROPERTY and/or related to the Licensed Article and if such items are in a foreign language, certification that the translations of such items are accurate, for OWNER'S advance written approval prior to sale or distribution at all states listed below.

            Concept         Rough sketches or layout concepts;
            Protottype      Prototypes or finished artwork; and
            Final           Pre-production sample.

          The following rules shall apply to all stages of the approval process:

          1.        LICENSEE shall not make any use of, sell or distribute such items as listed in this Section 5.1, prior to OWNER granting final written approval.

          2.        OWNER shall have fifteen (15) business days from OWNER's
                    actual receipt to review and respond in to each of
                    LICENSEE's submissions. Any submission not approved by OWNER in writing within such fifteen (15) business day period
                    shall be deemed disapproved.

          3.        OWNER, in its sole discretion, reserves the right to reject an item approved at a prior stage if it departs from the
                    approved sample.

          4.        In the event of any modification or change in quality of the items, whether during the approval process or after final
                    approval has been granted, such items shall be resubmitted for approval.

          5.        LICENSEE shall disclose all sources for any artwork not
                    supplied by OWNER.

          6.        All submissions become the property of OWNER.

          7.        Upon LICENSEE's written request, OWNER shall return
                    prototypes and final artwork at LICENSEE's expense provided
                    LICENSEE supplies photographs of same.

          8.        LICENSEE shall not have any rights against OWNER for damages or other remedy by reason of OWNER's failure or refusal to grant any approval referred to in this Paragraph.

          9.        LICENSEE shall not advertise in any publication or
                    communications medium without the prior written consent of
                    OWNER.

          10.       Within ten (10) days of production, LICENSEE shall supply
                    OWNER with twelve (12) samples of each LICENSED ARTICLE.

          11.       No facsimile transmissions will be accepted for approval.

          12.       LICENSEE agrees not to use the OWNER's trademarks, artwork and/or designs or any component thereof in any business
                    sign, business cards, stationery or forms nor as part of the name of the LICENSEE's business or any division thereof.

          13.       All press releases and/or public announcements by LICENSEE shall be subject to prior written approval by OWNER, both as to the content, timing and distribution of any such release.
                    LICENSEE shall not have any rights against OWNER for damages or other remedy by reason of OWNER's failure or refusal to grant approval of any press release.

          14.       LICENSEE agrees to furnish to OWNER its DHL, Federal Express and/or UPS number for OWNER to use to transmit any items for approval to expedite the approval process.

          15.       OWNER shall have the right, upon reasonable written notice to inspect the process of manufacturing the LICENSED
                    ARTICLES under this Agreement during reasonable business
                    hours, at whatsoever place or places the LICENSED ARTICLES may be manufactured.

5.2. RIGHT TO SUSPEND APPROVAL PROCESS. In addition to its other remedies. OWNER reserves the right to suspend tile -- approval process after OWNER has given
LICENSEE notice of breach of this Agreement, until LICENSEE has cured the breach.

5.3. NO WAIVERS. Approvals granted by, OWNER under this Paragraph shall extend only to LICENSEE's use of the PROPERTY. The provisions for indemnity under this
Agreement and LICENSEE's other obligations shall not be waived by approval of
LICENSED ARTICLES by OWNER.

6. QUALITY CONTROL.

          6.1. LICENSEE COMPLIANCE WITH APPLICABLE LAW. All LICENSED ARTICLES
shall be manufactured, sold, labeled, packaged, distributed and advertised in accordance with all applicable treaties, laws, regulations, standards and guidelines including, but not limited to, health, product safety and labeling, and LICENSEE shall obtain the necessary approvals and certifications) throughout the LICENSED TERRITORY and any and all territories where such LICENSED ARTICLES are manufactured. By way of example and without in any way limiting the foregoing, LICENSEE shall comply with all federal, state and local laws, regulations, standards and consents required or advisable pursuant to the following (as applicable): Food and Drug Administration ("FDA"), Consumer
Product Safety Commission ("CPSC") regulations, the Juvenile Products
Manufacturers Association ("JPMA"), and the voluntary toy industry standards
(ASTM F963).

6.2. SECONDS AND DISPOSAL. If during the manufacture of the LICENSED ARTICLES, any SECONDS are produced, LICENSEE shall destroy such SECONDS unless OWNER, in its sole discretion. provides LICENSEE express written instructions to otherwise dispose of such SECONDS. All products, packaging, labeling, point of sale, sales materials and advertising, bearing trademarks, artwork and or designs of OWNER produced by LICENSEE which are not suitable for use or sale pursuant to this
Agreement shall be promptly destroyed.

7. ARTWORK

7.1. RIGHT TO USE AND ASSIGNMENT TO OWNER. OWNER, in its sole discretion, will provide LICENSEE, at LICENSEE's expense, available artwork and designs which
LICENSEE can only use on LICENSED ARTICLES.

          LICENSEE irrevocably and in perpetuity assigns to OWNER all worldwide.
Right, title arid interest in and to any artwork incorporating, in whole or in part, the PROPERTY. OWNER has the sole and exclusive right to use, change, license or modify such artwork, without any obligation, financial or otherwise, to LICENSEE. Artwork which qualify as a "work-made-for-hire" under applicable copyright laws in the LICENSED TERRITORY are agreed to be "work-made-for-hire"
owned by OWNER.

          If such artwork is made by a third party for LICENSEE, LICENSEE shall obtain an assignment from such third party using SCHEDULE C (Artwork Assignment
Agreement), and shall use its best efforts to have such artwork made as a
"work-made-for-hire."

          LICENSEE, at its expense, shall provide OWNER with reproducible materials of all such artwork within thirty (30) days of OWNER's written request.

          This Paragraph does not give OWNER any night, title or interest in or to the copyrights, trade dress or trademarks of LICENSEE.

8. LICENSED ARTICLE MARKINGS

8.1. LABELING REQUIREMENTS. LICENSEE shall use and display the PROPERTY only in such form and manner as are specifically approved by OWNER. LICENSEE shall cause to appear on all LICENSED ARTICLES produced hereunder and on their tags, packaging, advertising and promotional materials such legends, markings and notices as OWNER may request, which until further notice shall be "(R)TM [symbol used depends on whether registered for product type] This product is manufactured under license by PRIMEDIA Magazines Inc. - a PRIMEDIA company, publisher of Seventeen(R) magazine." In the event OWNER pre-approves in writing
LICENSEE to sell or otherwise distribute LICENSED ARTICLES outside the United
States or Canada, LICENSEE shall request and receive in writing from OWNER at least 60 days before such sale or distribution, the appropriate and approved acknowledgment.

9. INTELLECTUAL PROPERTY PROTECTION

9.1. PROTECTION. LICENSEE acknowledges the ownership, validity, great value and goodwill of the PROPERTY and acknowledges that all rights therein (including trademark and copyright) and good will attached thereto belongs exclusively to
OWNER and all use of the PROPERTY will inure to the benefit of OWNER. LICENSEE shall not, during the term of this Agreement or thereafter, attack or put in issue the title or any rights of OWNER in and to the PROPERTY.

          LICENSEE covenants that, notwithstanding any other provision of this
Agreement, it will never take any action which it knows or has reason to know would threaten to injure the image or reputation of OWNER or any of its copyrights, trade dress, trademarks or products.

9.2. REGISTRATIONS. LICENSEE shall assist OWNER at OWNER 's expense, to the extent necessary in OWNER's opinion, in procuring, protecting and defending any of OWNER's rights in the PROPERTY, in the filing and prosecution of any trademark application, copyright application or other applications for the
PROPERTY, the recording or canceling of this Agreement and the publication of any notices or the doing of any other act or acts with respect to the PROPERTY, including the prevention of the use thereof by unauthorized person, firm or corporation, that in judgment of OWNER may be necessary, or desirable. For these purposes, LICENSEE shall supply to OWNER, free of cost to OWNER, such samples, containers, labels and similar materials as may reasonably be required in connection with any such actions. OWNER, at its sole expense. as it deems necessary, and in its sole discretion, may file all trademark applications to register the PROPERTY, whether in the United States or outside the United
States, with respect to the LICENSED ARTICLES.

9.3. NOTICE OF INFRINGEMENT. LICENSEE shall notify OWNER promptly in writing of any alleged infringements or imitations by others of the PROPERTY in the
LICENSED TERRITORY which come to LICENSEE's attention. OWNER shall have the sole right to determine what, if any, actions shall be taken on account of any such infringements or imitations. If OWNER so desires it may prosecute any claims or suits in its own name or join LICENSEE as a party thereto, all at OWNER 'S expense.

          LICENSEE shall not institute any suit or take any action on account of any such infringements or imitations. LICENSEE shall not have any rights against
OWNER for damages or other remedy by reason of OWNER'S decision not to prosecute any alleged infringements or imitations by others of the PROPERTY or OWNER's artwork and designs. LICENSEE assumes the risk that there may be counterfeit and or infringing articles of manufacture in the LICENSED TERRITORY.

9.4. DAMAGES FOR UNAUTHORIZED USE. LICENSEE acknowledges that the PROPERTY possesses special, unique, and extraordinary characteristics which make difficult the assessment of monetary damages which OWNER would sustain by
LICENSEE's unauthorized use. LICENSEE recognizes that OWNER would suffer irreparable injury by such unauthorized use and agrees that injunctive and other equitable relief is appropriate in the event of a breach of this Agreement by
LICENSEE. Such remedy shall not be exclusive of any other remedies available to
OWNER, nor shall it be deemed an election of remedies by OWNER.

9.5. RESTRICTION ON COMPETITION. During the TERM of this Agreement, LICENSEE shall not take commercial use of any magazine name, image, trade dress, symbol or trademark other than the PROPERTY which is likely to compete with or have a material adverse effect upon OWNER'S rights or interests in this Agreement, without OWNER's prior written approval, which shall be within OWNER'S sole discretion. Without limiting the foregoing, such restriction shall apply to any product or service. regardless of whether such product or service is based on or delivered through any media, whether now known or hereafter devised, including, but not limited to, print magazine, electronic magazine, website or multimedia name, image, trade dress, symbol, or trademark, and which product and or service is in whole or in part teen or beauty magazine-related. For purposes of this
Agreement, commercial use shall mean the manufacture, advertisement, promotion, distribution, or sale of any goods or services.

10. WARRANTIES AND INDEMNIFICATION

10.1. LICENSEE WARRANTIES. LICENSEE hereby warrants and represents to OWNER that:

          1.        All LICENSED ARTICLES, packaging, labeling, advertising and sales materials are free from defects, merchantable, fit for their intended use, materially conform to samples which
                    received Final approval, comply with all legally applicable treaties, laws, regulations, standards and guidelines
                    including, but not limited to, health, product safety and
                    labeling, and that LICENSEE has obtained the necessary
                    approvals and certification(s) throughout the LICENSED
                    TERRITORY and any and all territories where such LICENSED
                    ARTICLES are manufactured.

          2.        All artwork of LICENSEE created pursuant to Paragraph7.1.
                    are original; not in the public domain; not previously
                    published; not a violation, infringement, unauthorized use or misappropriation of any intellectual property of any
                    third party; not libelous or contrary to law; and to the
                    best of LICENSEE's knowledge not the subject of any
                    litigation or claim; and

          3.        Pursuant to Paragraph 7.1, it has obtained a written
                    assignment to OWNER of all artwork made by a third party.

          4.        Neither it (nor any person controlled by LICENSEE or any
                    entity in which LICENSEE has a majority or controlling
                    interest) will, during the TERM of this Agreement, make
                    commercial use of any teen or beauty magazine-related name, image, trade dress, symbol, or trademark other than the
                    PROPERTY as set forth in Section 9.5 above without the prior written approval of OWNER.

10.2. OWNER WARRANTIES. OWNER, hereby warrants and represents to LICENSEE that, to its knowledge, the PROPERTY does not infringe any intellectual property of any third party in United States.

10.3. INDEMNIFICATION. Each party hereto agrees to hold the other harmless and indemnify the other, its controlling persons and their respective officers, directors, employees and agents from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including but not limited to, reasonable attorneys' fees and disbursements and other reasonable out-of-pocket expenses) incurred in the investigating, preparing, or defending any litigation, proceeding, investigation or governmental inquiry, commenced threatened or any claim whatsoever, arising out of a material breach of the Agreement, including any facts or circumstances constituting a material violation of any of the representations and warranties set forth in above.

          The indemnifying party ("Indemnitor") shall have the right to assume the defense of any claim or cause of action with any counsel of its own choosing for which indemnification is sought by any indemnified party ("Indemnitee") and, after such assumption, Indemnitor shall have no liability to the Indemnitee for the legal fees, costs and expenses (collectively, "Losses") other than the legal fees of counsel chosen by Indemnitor. The Indemnitee shall promptly notify
Indemnitor of any claim for which indemnification is sought and shall provide
Indemnitor with reasonable assistance in connection with the defense of any such claim. Indemnitor shall not negotiate a settlement for any claim that materially affects the Indemnitee.

          Compliance by LICENSEE with the insurance provision of this Agreement shall not relieve LICENSEE from liability, under this indemnity provision.

11. INSURANCE. Upon execution of this Agreement, LICENSEE shall have and maintain at its sole cost and expense throughout the term of this Agreement, post-termination or expiration Sell-off Period, and for two (2) years thereafter, standard liability insurance (including product liability, coverage)
from a recognized insurance company acceptable to OWNER. This insurance coverage shall provide a minimum comprehensive general liability insurance for each occurrence, bodily injury, property damage, personal injury, product liability, contractual liability and advertising injury liability in the amount set forth on EXHIBIT 8.

          Such insurance coverage shall name OWNER as an additional insured party against any and all claims, demands, causes of action, or damages, including reasonable attorney's fees.

          The stipulated limits of coverage above shall not be construed as a limitation of any potential liability of LICENSEE to OWNER or third parties, and failure to request evidence of this insurance shall in no way be construed as a waiver of LICENSEE's obligation to provide the insurance coverage specified.

          Such insurance policy shall provide that it may not be canceled or amended in a manner which restricts the existing coverage without at least thirty (30) days prior written notice to OWNER.

          Within thirty (30) days after this Agreement is fully executed, (and thereafter at least thirty (30) days prior to the expiration of insurance coverage), LICENSEE shall furnish to OWNER a Certificate of Insurance evidencing the foregoing coverage and specifically listing OWNER and PRIMEDIA Enterprises,
Inc. as additional insured parties.

12. CONFIDENTIALITY. Neither party shall disclose, reveal, divulge, use or by whatever means make available, except as required to perform its obligations pursuant to this Agreement, the terms and conditions of this Agreement and information of the other party which was denominated or marked as "confidential"
at the time of disclosure or confirmed in writing as "confidential", within thirty (30) days from an oral disclosure obtained from the other party during the TERM of this Agreement and for a period of three (3) years after this
Agreement expires or is terminated for any reason without prior written permission from the other party. Each party hereto may disclose confidential information from the other party to its affiliates subject to all the terms and conditions of this Paragraph.

          The obligations of confidentiality shall not apply to information which:

          (i)       Is, or subsequently may become, available to the public
                    through no fault of the receiving party.
          (ii)      The receiving party can show was previously known to it at the time of disclosure.
          (iii)     May subsequently be obtained from a third party who has
                    obtained the information through no fault of the receiving party.
          (iv)      Is independently developed as evidenced by the written
                    records of the receiving party.
          (v)       Is disclosed to a third party by the disclosing party
                    without a corresponding obligation of confidence.
          (vi)      Is required to be disclosed by the receiving party pursuant to a requirement, order or directive of a government agency or by operation of law subject to prior consultation with
                    the disclosing party's legal counsel.

13. NO RIGHT TO ASSIGN OR TO SUBLICENSE. This Agreement and all rights and duties herein are personal to LICENSEE and are not assignable, in whole or in part, by LICENSEE without OWNER's prior written consent. The rights and duties hereunder may not be mortgaged or otherwise encumbered. Except as provided herein, any grant or attempted grant by LICENSEE of any assignment of part or all of this Agreement, a sublicense, a subcontract or any other act of LICENSEE which in any way attempts to encumber or transfer, or, in fact, encumbers or transfers any of LICENSEE's rights and obligations hereunder, including, without limitation, a change in the manufacturer of the PROPERTY, or the sale or attempted sale of a controlling interest in the shares of LICENSEE constitutes a breach of this Agreement. Any change in the control of LICENSEE. either directly or indirectly, without notice to and the prior written consent of OWNER constitutes a breach of this Agreement. Any assignment or other change approved by OWNER shall make this Agreement fully binding upon and enforceable against any successors or assigns.

14. TERMINATION. Without prejudice to any other rights, OWNER shall have the right to terminate this Agreement upon written notice (except as otherwise provided herein) to LICENSEE at any time if:
          (i) LICENSEE shall fall to make any payment (including any payment for artwork or other allowable expenses) due hereunder or to deliver any of the statements herein referred to, and if such default shall continue for a period of five (5) business days after written notice of such default is sent by OWNER pursuant to section 16 hereunder.

          (ii) LICENSEE shall discontinue its business, LICENSEE shall make any assignment for the benefit of creditors, or shall file any petition under
Chapters 10, 11 or 12 of Title 11, United States Code, or file a voluntary petition in bankruptcy, or be adjudicated a bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy, or insolvency shall be appointed under the laws of the United States government or of the several states. In such events, this Agreement shall automatically terminate as of the earliest date on which any of the above events occurred without notice by OWNER to LICENSEE. Effective immediately upon termination, LICENSEE, its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have no right to sell, exploit or in any way deal with any of the LICENSED ARTICLES or any carton, container, packing or wrapping material, advertising, promotional or display material pertaining thereto, except with and under the special consent and instructions of OWNER, in writing, which they shall be obligated to follow.

          (iii) LICENSEE shall fail to maintain minimum NET SALES of LICENSED
ARTICLES in each annual period as further set forth in EXHIBIT 7. If LICENSEE shall fail to maintain the required minimum NET SALES as provided in EXHIBIT 7,
OWNER shall have the right to terminate this Agreement by written notice delivered to LICENSEE within sixty (60) days after the end of any annual period which LICENSEE shall fall to maintain such required minimum NET SALES.

          (iv) LICENSEE shall fail to perform any other material term or condition of this Agreement and not cure such failure within twenty (20) days after notice is sent by OWNER pursuant to section 16 hereunder.

          (v) for any three (3) month period LICENSEE does not diligently and commercially distribute and sell all categories of' LICENSED ARTICLES included in EXHIBIT 1 of this Agreement throughout each territory in the LICENSED
TERRITORY. In addition, OWNER shall have the right, but not the obligation, to terminate this Agreement with respect to a specific territory in the LICENSED
TERRITORY where LICENSEE is not diligently and commercially distributing and selling all categories of LICENSED ARTICLES included in EXHIBIT 1 of this
Agreement.

          (vi) OWNER or LICENSEE is ordered to withdraw, discontinue, remove or recall any LICENSED ARTICLE from the RETAIL market by a government or governmental agency, regulatory body, court or the like, and LICENSEE does not promptly respond.

          (vii) during any twelve (12) month period OWNER gives more than two
(2) notices of' breach or alleged breach to LICENSEE pursuant to this Paragraph regardless of cure by LICENSEE.

          (viii) LICENSEE does not begin the bona fide manufacture, distribution and sale of the LICENSED ARTICLE S on a national basis on or before the date specified in EXHIBIT 9.

          Termination of the Agreement under the provisions of this Paragraph shall be without prejudice to any rights which OWNER may otherwise have against
LICENSEE. Upon the termination of the license granted herein, notwithstanding anything to the contrary herein, all royalties on sales theretofore made shall become immediately due and payable. Notwithstanding any termination or expiration of this Agreement, OWNER shall have and hereby reserves all rights and remedies which it has or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the PROPERTY.

14.1. SELL-OFF PERIOD. After expiration or termination of the license under this
Agreement, LICENSEE shall have no further right to manufacture, advertise, distribute, sell, or otherwise deal in any LICENSED ARTICLES which utilize the
PROPERTY, except as hereinafter provided.

          (i) LICENSEE shall prepare a fully written inventory list (which shall include the total and itemized costs involved in the manufacture and the manufacturing process of the LICENSED ARTICLES) and submit same to OWNER within ten (10) days of the expiration or termination of the license under this
Agreement. Such list will include orders on hand, work in process, as well as finished LICENSED ARTICLES.

          (ii) For a period of twenty (20) days thereafter, OWNER shall have the right, which it shall exercise in its sole discretion, to purchase any or all inventory at the inventory value, which such value shall be the lower of cost or fair market value. If OWNER exercises such night of purchase, LICENSEE shall deliver the inventory referred to in OWNER's notice within ten (10) days after
OWNER's said notice with the exception of inventory necessary to fulfill orders then actually in hand. OWNER shall pay LICENSEE for such delivered inventory which is in marketable condition and is not a SECOND within twenty (20) days after its receipt thereof OWNER shall destroy all unmarketable or SECONDS inventory received.

          (iii) Upon said expiration or termination, and if OWNER does not elect to purchase the inventory, unless the expiration or termination shall occur as a result of a violation of Paragraph 3, 5 or 11 hereof, LICENSEE, on a non-exclusive basis, may dispose of LICENSED ARTICLES which are on hand or in process at the time of such expiration or termination against orders actually received by LICENSEE on or before such expiration or termination date, for a period of ninety (90) days therefrom at full price and not as close outs, provided all payments with respect to that ninety (90) day period are made in accordance with Paragraph 3 hereof, and provided further, that LICENSEE shall not increase its inventory during the three-month period prior to expiration to excessive levels in relation to all prior periods of time, or increase its inventory upon receipt of a notice of termination.

15. DISTRIBUTION REQUIREMENTS. LICENSEE agrees to use its best efforts to sell, distribute and supply the LICENSED ARTICLES within the LICENSED TERRITORY hereof. LICENSEE must begin the bona fide manufacture, distribution and sale of the LICENSED ARTICLES on a national basis in the United States and in each of the territories in the LICENSED TERRITORY on or before the date specified on
EXHIBIT 9. LICENSEE further undertakes to make and maintain adequate reasonable arrangements for the broadest possible distribution of LICENSED ARTICLES throughout the LICENSED TERRITORY through all regular and permitted channels of distribution for RETAIL sales to consumers and other organizations (as set forth on EXHIBIT 9). LICENSEE agrees to maintain adequate inventories of the LICENSED
ARTICLES as an essential part of its distribution program. In the event OWNER advises LICENSEE that a special promotional effort is to take place in one individual store or chain, LICENSEE agrees to make arrangements for the supply of LICENSED ARTICLES to said store or chain in such quantities as may be required for such effort.

16.       NOTICES. All notices and statements to be given and all payments to be made hereunder, shall be given or made at the respective address of the parties as set forth below unless notification of a change of address is given in writing. Any notice shall be sent by documented overnight delivery service or mailed by registered or certified mail postage prepaid, return receipt requested), or, to the extent receipt is confirmed, telecopied, and shall be deemed to have been given at the time it is sent.

If to OWNER:           To the name and address set forth in Section 3.7

With a copy to:        PRIMEDIA Inc.
                       745 Fifth Avenue
                       New York, New York 10151
                       Attention:  Jennifer H. Shurdut, Esq.
                       Phone: (212) 745-1281
                       Fax: (212) 745-0131

If to LICENSEE:        To the name and address set forth on EXHIBT 10.

16.1. NOTICE OF MANDATED RECALL OF LICENSED ARTICLES. Any notice received by
LICENSEE, or any entity working for Licensee, ordering the withdrawal, discontinuance, removal or recall of any LICENSED ARTICLES from the RETAIL market by a government or governmental agency, a regulatory body, court or the like shall be immediately notified to OWNER in writing.

17. FORCE MAJEURE. Neither party shall be liable for failure to perform any of their obligations hereunder when such failure is caused by or results from (i)
strike, blacklisting, boycott or sanctions however incurred; (ii) acts of God, public enemies, authority of law, embargo, quarantine, riot, insurrection or war; (iii) inability to obtain raw materials; or (iv) any other cause beyond their respective control.

          In the event either party is unable to perform its obligations as a consequence of any of the contingencies set forth in this Paragraph for a period of six (6) months or more, either party hereto may terminate this Agreement, which termination shall relieve each party of any liability to the other based upon such termination; however, LICENSEE shall not be released from any of its obligations to make ROYALTY PAYMENTS or any other payments (excluding MINIMUM
ROYALTIES) to OWNER pursuant to the terms and conditions of this Agreement.

18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto and terminates and supersedes any prior agreement or understanding relating to the subject matter hereof between OWNER and LICENSEE. None of the provisions of this Agreement can be waived or modified except in writing signed by both parties, and there are no representations, promises, agreements, warranties, covenants or undertakings other than those contained herein. Neither the tender of this Agreement by OWNER to LICENSEE nor the encashment by OWNER or PRIMEDIA Enterprises, Inc. of LICENSEE's ADVANCE
PAYMENT shall be binding, provided in the latter case that repayment is made in a commercially prompt and reasonable manner. Only upon delivery to LICENSEE of a fully-executed agreement shall this Agreement be binding.
19. NO JOINT VENTURE. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers or agents, and
LICENSEE shall have no power to obligate or bind OWNER in any manner whatsoever.

20. APPLICABLE LAW AND JURISDICTION. The terms and provisions of this Agreement shall be interpreted in accordance with and governed by the laws of the State of
New York, United States of America (without regard to conflict of laws principles). Venue and jurisdiction for any dispute arising under or involving the terms of this Agreement and jurisdiction over the parties to this Agreement shall be vested in the federal and state courts of the State of New York.
LICENSEE consents to personal jurisdiction in said courts and shall not seek to transfer or to change the venue of any action brought in compliance with this
Paragraph.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PRIMEDIA Magazines, Inc., and                                  Famous Fixins [Inc.],
PRIMEDIA Magazines Finance, Inc.

BY:  /s/                                                       BY:  /s/ Jason Bauer

TITLE:  VP                                                     TITLE:  President

                                TABLE OF EXHIBITS

EXHIBIT 1 (PARAGRAPH 1.1: LICENSED ARTICLES)

          Candles to be sold individually or in packs of three.

EXHIBIT 2 (PARAGRAPH 1.3: LICENSED TERRITORY)

          U.S. and Canada

EXHIBIT 3 (PARAGRAPH 2.2: TERM)

Effective Date through December 31, 2003 which shall be divided into two annual period(s) which shall be as follows: the first annual period shall extend from the Effective Date through December 31, 2002; the second annual period shall extend from January 1, 2003 through December 31, 2003.

EXHIBIT 4 (PARAGRAPH 3.1: ROYALTY RATE)

          8%

EXHIBIT 5 (PARAGRAPH 3.2: ADVANCE PAYMENT)

          $10,000 upon signing

EXHIBIT 6 (PARAGRAPH 3.3: MINIMUM ROYALTY)

           Amount                   Date
           $10,000                  upon signing
           $ 5,000                  September 1, 2002
           $ 5,000                  June 30, 2003

EXHIBIT 7 (PARAGRAPH 3.4: MINIMUM NET SALES)

           $125,000 per annual period

EXHIBIT 8 (PARAGRAPH II: INSURANCE)

           One million dollars ($1,000,000) combined, single limit

EXHIBIT 9 (PARAGRAPH 15: DISTRIBUTION REQUIREMENTS)

Supermarkets, convenience stores, drug chains, mass merchandisers and specialty stores, including online and catalog sales; provided that LICENSEE agrees that it shall itself and that it shall cause any and all of its distributors to (1)
ship LICENSED ARTICLES only to customers residing or located within the LICENSED
TERRITORY (ii) comply with this Agreement, including but not limited to Section
3.12.

Product Development Submission Date:    on or before August 31, 2001
Trade Introduction Date:
Consumer Introduction Marketing Date:   on or before January 2002

EXHIBIT 10 (PARAGRAPH 16: NOTICES)

Famous Fixins
250 West 57th St. Suite 1112
New York, NY 10107
Attention:      Jason Bauer,  Pres CEO
Phone:  212-245-7773
Fax:  212-245-7767

With copy to:  Jody King (Sales Manager)

Same contact information as above.

                                   SCHEDULE A

PROPERTY

SEVENTEEN but only as such mark is specifically referenced herein.

                                   SCHEDULE B

                               ROYALTY REPORT FORM

SKU #    Description       Price Unit       Units Sold        Total Sales

Less Returns     Less Allowances   Net Sales

                                            Total Net Sales
                                            x Royalty Rate  _______%
                                            Royalties Due
                                            Less Advances (         )
                                            Total Royalties Due $

Signature of Authorized
Officer Certifying foregoing
to be accurate

Name:
Title:
Date: